As filed with the Securities and Exchange Commission on April 18, 2000.
                                                          Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------


                      FRONTLINE COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

 Delaware                 One Blue Hill Plaza, 7th Floor          13-3950283
(state or other            Pearl River, New York 10965           (IRS employer
jurisdiction                   of (914) 623-8553                 identification
incorporation             (Address,  including zip code,            number)
or organization)         and telephone number, including
                           area code, of registrant's
                            principal executive offices)

                                   ----------


                Stephen J. Cole-Hatchard, Chief Executive Officer
                      Frontline Communications Corporation
                         One Blue Hill Plaza, 7th Floor
                           Pearl River, New York 10965
                                 (914) 623-8553

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                   Copies to:

                             Robert J. Mittman, Esq.
                        Blank Rome Tenzer Greenblatt LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174
                          Telephone No. (212) 885-5000
                          Telecopier No. (212) 885-5001

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                          CALCULATION OF REGISTRATION FEE

                                                                    Proposed Maximum     Proposed Maximum
    Title of each Class of Securities to be        Amount to be    Offering Price Per       Aggregate          Amount of
                  Registered                        Registered          Share(1)        Offering Price(1)   Registration Fee
====================================================================================================================================
Common Stock, par value $.01 per share              237,440(2)(3)       $2.50             $593,600.00
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share,
issuable upon exercise of public warrants         1,840,000(4)          $4.80           $8,832,000.00
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share,
issuable upon exercise of private placement
warrants                                             18,534(4)          $6.07             $112,501.38
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share,
issuable upon exercise of private placement
warrants                                             21,662(4)         $13.85             $300,018.70
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share,
issuable upon exercise of underwriter's
warrants                                            151,300(4)          $6.60             $998,580.00
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share,
issuable upon exercise of underwriter's
warrants                                            160,000(4)          $7.92           $1,267,200.00
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                                  $12,103,900.08           $3,195.43
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee based on the closing price of the common stock as reported on the American Stock Exchange on April 13, 2000

(2) Includes up to 95,596 additional shares of common stock as may become issuable pursuant to certain repricing provisions.

(3) Pursuant to Rule 416 of the Securities Act, there are also being registered hereunder additional shares as may be issued to the selling shareholders because of any future stock dividends, stock distributions, stock splits or similar capital readjustments.

(4) Pursuant to Rule 416 of the Securities Act, there are being registered additional shares as may become issuable pursuant to the anti-dilution provisions of the warrants.


                                   ----------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                2,428,936 SHARES

                      FRONTLINE COMMUNICATIONS CORPORATION

                                  COMMON STOCK


     This Prospectus covers 1,840,000 shares of common stock, $.01 par value, of Frontline Communications Corporation, issuable upon exercise of 1,840,000 redeemable common stock purchase warrants included in the units sold in the Company's 1998 public offering. Each public warrant entitles the registered holder thereof to purchase until May 13, 2003, one share of Common Stock at an exercise price of $4.80 per share.

     This prospectus also relates to an offering by certain selling stockholders of an aggregate of up to 141,844 shares of our issued and outstanding common stock. In addition, this prospectus also relates to the offering by certain of these selling stockholders and a placement agent of an aggregate of 40,196 shares issuable upon exercise of outstanding private placement warrants and up to 95,596 additional shares which may be issuable upon repricing rights granted to these selling stockholders in connection with our December 1999 private placement. Finally, this prospectus also relates to up to 311,300 shares which may be issued upon the exercise of underwriter's warrants issued to the underwriter of our initial public offering. All of the shares of common stock described in this paragraph are being offered for resale by the selling stockholders pursuant to this prospectus.

     The common stock may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the "Plan of Distribution." We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

     If all of the public warrants, private placement warrants and underwriter's warrants are exercised, of which there can be no assurance, the Company would receive gross proceeds of up to $11,510,300. Any proceeds received by the Company from such exercises will be used for working capital and general corporate purposes.

     The common stock is traded on the American Stock Exchange under the symbol "FNT". On April 3, 2000, the closing sale price of the common stock as reported by AMEX was $2.50.

     An investment in the common stock is speculative and involves a high degree of risk. See "Risk Factors" beginning on Page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                     The date of this Prospectus is _______, 2000.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by Frontline Communications Corporation with the Securities and Exchange Commission are incorporated herein by reference and shall be deemed a part of this prospectus:

     (1)  Annual Report on Form 10-KSB for the fiscal year ended December 31,
          1999;

     (2) The description of our common stock contained in our Registration Statement on Form 8-A declared effective May 5, 1998, together with any amendment or report filed with the SEC for the purpose of updating the description.

     All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and before the termination of the offering of the securities hereby shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus on the date of filing of the documents. Any statement incorporated in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the registration statement of which it is a part.

     This prospectus incorporates documents by reference with respect to Frontline Communications Corporation that are not presented herein or delivered herewith. These documents are available without charge to any person, including any beneficial owner of our securities, to whom this prospectus is delivered, upon written or oral request to Amy Wagner-Mele, Esq., Frontline Communications Corporation, One Blue Hill Plaza, 7th Floor, Pearl River, New York 10965, telephone: (914) 623-8553.

     Frontline Communications Corporation is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. These reports and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our electronic filings made through the SEC's electronic data gathering, analysis and retrieval system are publicly available through the SEC's worldwide web site (http://www.sec.gov).

                               PROSPECTUS SUMMARY

     This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the risks described under "Risk Factors."

                                   The Company

Our Business

     We are a full service Internet company. We provide Internet- related services, products and solutions to customers on a national basis. We offer our customers a single point of contact for a complete business solution to their Internet needs. Our primary focus is to provide small and medium-sized businesses with Internet services designed to help these businesses maximize the potential of the Internet and achieve a competitive advantage in their markets. We provide our customers with a wide array of Internet access alternatives and Website development and Internet Website presence services. Our strategy is to expand our geographic presence, our customer and revenue base and our Web hosting and broadband capabilities.

     The broad acceptance of the Internet has created numerous opportunities for businesses to improve their competitive position in their markets. We believe the small and medium-sized business market generally offers significant opportunity for the growth of our business because of the large number of these businesses throughout the United States and their growing presence on the Internet. Small and medium-sized businesses are increasingly seeking third-party service providers to help them create, build and implement their Internet strategy. The analysis, design and implementation of an effective Internet solution require a range of skills, expertise and technology that only a limited number of small and medium-sized businesses possess. In response to these needs and the growth of the Internet as a vehicle for sales and services, we have developed a full array of services designed to address all of the Internet service requirements of our small and medium-sized business customers.

     We intend to continue to acquire additional Internet service businesses in order to grow our access, development and presence services. Since October 1998, primarily through 11 acquisitions, including regional Internet service providers and Web development, hosting and related companies, we increased our customer base from 2,000 to over 16,000 customers and now have the enhanced capability to provide the access, development and presence services necessary to assist small and medium-sized business customers. We have expanded our access services nationally to include approximately 800 points of presence (POPs), nine of which we own and the rest of which we license, capable of providing Internet access services to approximately 72% of the U.S. population. We also offer significant national high-speed access, including Digital Subscriber Line (DSL) through our alliances with Covad Communications Corp. and Network Access Solutions, Inc. In addition, as one of our subsidiaries is a licensed competitive local exchange carrier (CLEC) in New York, New Jersey and Pennsylvania, we anticipate that we will be able to reduce, on a relative basis, our overall communications costs by the end of 2000. We intend to expand our network infrastructure and increase our Internet access subscriber base by continuing to acquire other Internet service providers with a high concentration of small and medium-sized business customers.

     In addition to growth by acquisition, we have engaged in more traditional marketing and advertising directed at the small and medium-sized business market. In the northeast United States, where our sales force is currently located and where we own nine POPs, we are building brand equity in our Frontline.net operations, targeted at business generally. Throughout the United States, we target women-owned businesses with our WOWFactor.com marketing brand and Website and retail business with our iShopNetworks.com (formerly Channel iShop.com) marketing brand and Website. We anticipate that our WOWFactor.com and iShopNetworks.com marketing efforts will continue nationally, and our Frontline.net branding will grow geographically, as our POPs and sales force expand our footprint.

     We were formed in February 1997 as a Delaware corporation under the name Easy Street Online, Inc. We changed our name to Frontline Communications Corporation in July 1997. Our principal executive offices are located at One Blue Hill Plaza, Pearl River, New York 10965, and our telephone number is (914) 623-8553. Our Internet Website is located at www.frontline.net. WOWFactor's Website is located at www.wowfactor.com. iShopNetworks, Inc.'s Website, which we expect to launch in the second quarter of 2000, will be located at www.iShopNetworks.com. Information in these Websites is not part of this prospectus. Unless the context indicates otherwise, the terms "Frontline," "we," "our," "the Company" and "us" in this prospectus include the operations of our wholly-owned subsidiaries, CLEC Communications Corporation and iShop Networks, Inc.

     We have made applications for federal trademark registration and claim rights in the following trademarks: WOWFactor; WOWFactor Women on the Web; Frontline.net; Frontline.net Effortless E-Commerce and Internet Access (name and logo); Effortless E-Commerce & Internet Access; and Frontline Communications Corp. We have received a notice of allowance from the U.S. Patent and Trademark Office with respect to the following marks: WOWFactor.com and WOWFactor design. All other trademarks and service marks used in this prospectus are the property of their respective owners. The information on our Websites is not a part of this prospectus.

                                                   The Offering


Common stock offered.............   2,428,936 shares, of which 1,840,000 are
                                    issuable upon exercise of public warrants, 351,496 are issuable upon exercise of warrants owned by the selling stockholders and 95,596 are issuable upon exercise of certain repricing rights given to certain selling stockholders.


Common stock outstanding.........   5,213,091 shares.

Use of Proceeds..................   Assuming that all of the warrants held by
                                    the selling stockholders are exercised, we will realize gross proceeds of approximately
                                    $11,510,300 which will be used for working capital and potential acquisitions. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

AMEX symbol......................   FNT

Risk Factors.....................   You should read the "Risk Factors" section
                                    beginning on page 6 and the other cautionary statements in this prospectus to ensure that you understand the risks associated with an investment in our common stock.


              Cautionary Note Regarding Forward-Looking Statements

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our plans are forward-looking statements. These statements can sometimes be identified by our use of words such as "may," "anticipate," "expect," "intend," "believe," "estimate" or similar expressions. Our expectations in any forward-looking statements may not turn out to be correct. Our actual results could be materially different from our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed under "Risk Factors." We have no obligation to update these statements to reflect events and circumstances after the date of this prospectus.

                                  RISK FACTORS

     The shares offered hereby involve a high degree of risk. Each prospective investor should carefully consider the following risk factors before making an investment decision.

We have a history of losses and anticipate that we will continue to incur losses in the future.

     Since our inception we have incurred significant losses. For the years ended December 31, 1998 and 1999, our net losses were $1,744,099 and $6,757,258. We had an accumulated deficit of $10,600,905 and a working capital deficiency of $1,640,344 as of December 31, 1999. We expect to incur operating losses as we incur increased operating costs associated with expanding our customer base, establishing additional POPs and increasing our e-commerce and Website design services. We may not be able to achieve profitability or, if achieved, maintain profitability for any extended period of time.

     We expect that our net losses will continue for the next several years, as our recent acquisitions have resulted in our having net intangible assets of $4,146,107 at December 31, 1999. These intangible assets are being amortized over a period of three years and will result in additional losses in each of the next three years. We intend to engage in additional strategic acquisitions in the future using a significant portion of the net proceeds of this offering. Future acquisitions may similarly result in our recording large amounts of intangible assets and incurring the related net losses as these intangible assets are amortized.

In order to become profitable, we will need to implement our business plan successfully, including attracting new customers for our Internet services and increasing the coverage and efficiency of our Pops.

     The success of our business plan depends upon our ability to attract and retain significant numbers of customers, consolidate our POPs and establish and equip additional POPs on a timely and cost effective basis. At the same time, we will need to hire and retain skilled management, technical, marketing and other personnel and continue to expand our product and service offerings. In addition, there is limited information available concerning the potential performance or market acceptance of our Internet access or other services. We may not be able to implement our business plan successfully, and we may also encounter unanticipated expenses, problems or technical difficulties which could materially delay the implementation of our business plan.

We have recently expanded our marketing focus and have begun to offer additional products and services, both of which may place a significant strain on us.

     Historically, we marketed our Internet access services to individual customers, and the majority of our revenues to date has been generated from individual customers. In electing to expand our target market, we decided to market our services aggressively to small and medium-sized businesses and increase our product offerings to provide a variety of e-commerce services to small and medium-sized businesses, including Website design and development and Internet Website presence services. As we expanded our marketing focus and product offerings relatively recently, we have a limited relevant operating history which you can use to evaluate our performance to date and future prospects. As a company with a relatively new focus in a rapidly evolving industry, we may encounter many expenses, delays and problems which we lack the experience to identify or quantify at this time.

     The expansion of our target markets and product offerings will continue to place significant demands on the time and attention of our senior management and involve significant financial and other costs, including building necessary network infrastructures, marketing and promoting our new products and services and hiring personnel to provide these new services. We may not be able to enter new markets and offer new services successfully, and we may not be able to undertake these activities while maintaining sufficient levels of customer service to retain our existing customers, either of which would have a material adverse effect on us, our reputation and our operations.

We are pursuing a strategy of rapid growth through acquisitions, which may strain our operations and which we may not be able to manage effectively.

     We are pursuing aggressive and rapid growth through the acquisition of other Internet service providers and companies involved in related Internet-based businesses such as Website design and e-commerce services. However, we may not be able to successfully consummate any attempted acquisitions or integrate any acquired businesses into our operations, and acquired businesses may not perform as we expect. Our rapid growth has in the past placed, and may continue to place, a significant strain on our business resources. Implementing our current growth strategy will create significant demands on the time and attention of our senior management and will involve significant financial and other costs, including identifying and investigating acquisition candidates, negotiating acquisition agreements and integrating the acquired businesses with our existing operations and personnel. Any future acquisitions will also result in higher capital expenditures and operating expenses for us.

     Our ability to manage our planned future growth through acquisitions will depend upon several factors, including our success in hiring and retaining qualified management, technical and marketing personnel; effectively maintaining high levels of customer service required to retain customers while undertaking expansion; and expanding our network infrastructure capacity to service a growing customer base. If we fail to achieve any of these factors, our business, financial condition, results of operations and the market price of our securities could be materially adversely affected.

We may need to seek additional financing in the future in order to carry out our business plan.

     Implementing our current business plan will require significant capital. Based on our current plans and assumptions relating to our business strategy, we anticipate that our cash on hand, expected revenues and the net proceeds of our recent offering of series B convertible redeemable preferred stock will satisfy our capital requirements until approximately February 2001. However, if our plans change, if our assumptions prove to be inaccurate, or if the net proceeds of that offering otherwise prove to be insufficient for our needs, we may be forced either to seek additional financing sooner than we currently anticipate or to curtail our operations.

     In the past, we have relied on the issuance of equity securities and borrowings to finance our operations. Sources of financing may not be available to us in the future on commercially reasonable terms or at all. Our business plan and proposed expansion would be adversely affected if we do not obtain financing when needed.

The Internet services industry is relatively new and evolving, and any significant changes in it may adversely affect us.

     The Internet services industry is characterized by rapidly changing technology, frequent introductions of new services and products, evolving industry standards and a high rate of business failures. Our business is also subject to fundamental changes in the way Internet services are delivered. We cannot predict the rate at which the market for our products and services will grow, how quickly consumer tastes may change or whether new products will result in market saturation. The evolving nature of the market for Internet services may adversely affect our ability to attract new customers. Any significant decline in demand for Internet connectivity services either generally or in particular target markets would have a substantial adverse effect on our business and prospects.

     Currently, Internet services are accessed primarily by computers and are delivered by telephone lines. However, if the Internet becomes widely accessible by other media, or if customer requirements change the way Internet access is provided, we may have to acquire or develop new technology or modify our existing technology to accommodate these developments. Attempting to keep our services current with recent technological advances may require substantial time and expense, and we may not be able to adapt our Internet service business to alternate access devices and conduits. We may not be able to identify new product and service opportunities as they arise or develop or bring new products and services to market in a timely manner. To the extent that high-speed Internet access is increasingly delivered by telephone and cable companies, our business could be materially adversely affected.

Significant increases in attrition rates of our dial-up access subscribers and business customers would adversely affect our operating results.

     Dial-up access subscribers are permitted to discontinue our services without penalty for any reason. From December 1997 through December 31, 1999, the number of our customers increased from 1,500 to approximately 16,000, which may result in an increase in our dial-up access subscriber attrition rate. A significant increase in the attrition rate of our dial-up access subscribers, including as a result of our recent shift in business emphasis, would have a material adverse effect on our operating results.

     In particular, because our current expansion strategy emphasizes marketing our Internet services to businesses, the loss of our business customers would have a significant impact on our operations. Customers of businesses we acquire may also terminate their relationships with these businesses after we acquire them.

We have limited experience in marketing our services and limited marketing and customer support resources.

     Our success depends to a significant degree on our ability to attract and retain new customers. We have limited marketing experience and limited marketing, customer support and other resources. Our business plan will also require us to expand our customer service and support capabilities in order to satisfy increasing customer demands. We may not be able to successfully expand our customer service or support capabilities, and our marketing efforts may not result in initial or continued acceptance of our Internet services.

We may not have the financial resources, technical expertise or marketing and support capabilities to withstand intense competition in the Internet services industry.

     The market for Internet services is intensely competitive, and we expect that competition will intensify in the future. There are no substantial barriers to entry, and this industry is characterized by rapidly increasing numbers of new market entrants and new Internet products and services.

     Our competitors for Internet access services include many large companies that have significantly greater market presence and financial, technical, marketing and other resources than we do. We compete with international, national and regional commercial Internet service providers; established online services companies that currently offer Internet access; computer hardware and software and other technology companies; national long distance carriers; regional Bell operating companies; and cable operators. New competitors, including large computer hardware and software, media, cable and telecommunications companies, have also increased their focus on the Internet access market. We also compete with smaller

Internet service providers in the northeast United States that seek to provide Internet access services to individuals and small businesses.

     Our competition in the market for Internet services includes other Internet service firms, technology integrators and strategic consulting firms. If we increase our CLEC services to third parties, we will become subject to competition from other CLECs and local telephone companies. Furthermore, telecommunications providers with which we currently compete and may compete in the future may have the ability to bundle Internet access with local and long distance telecommunications services. This bundling of services may make it difficult for us to compete effectively with the telecommunications providers and may result in pricing pressure that could have an adverse effect on our business, financial condition and results of operations.

     Increased competition could result in significant price competition, which in turn could result in significant price reductions. In addition, increased competition for new customers could result in increased sales and marketing expenses and related customer acquisition costs, which could materially adversely affect our operating results. We may not be able to offset the effects of any such price reductions or increased expenses through an increase in the number of our customers or higher revenue from enhanced services. We may not have the financial resources, technical expertise or marketing and support capabilities to compete successfully, and the software, services or technologies developed by others may render our services or technologies obsolete or less marketable.

Computer viruses or software errors may disrupt operations, subject us to a risk of loss, or expose us to liability.

     Computer viruses may cause our systems to incur delays or other service interruptions. In addition, the inadvertent transmission of computer viruses or software errors in new services or products not detected until after their release could expose us to a material risk of loss or litigation and possible liability. If a computer virus affecting our systems is highly publicized, our reputation could be materially damaged and we could lose revenues.

We lack effective methods for protecting our proprietary information.

     We have no registered copyrights or patents or patent applications pending. We do not have any proprietary applications software. We rely on a combination of copyright and trademark laws, trade secrets, software security measures, license agreements and nondisclosure agreements to protect our proprietary information. It may be possible for unauthorized third parties to copy aspects of, or otherwise obtain and use, our proprietary information. We employ confidentiality agreements with our employees and non-disclosure agreements with third-party vendors, but these agreements may not provide meaningful protection of our proprietary information in the event of any unauthorized use or disclosure of such information. Inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in our computer system relating to our customers, which could subject us to third party liability and cause losses to us or our customers or deter potential customers from using our services.

Third parties could claim that we infringe upon their intellectual property.

     Our products, services and brand names may be found to infringe valid copyrights, trademarks or other intellectual property rights held by third parties. Any claims of infringement, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements, compel us to modify our technologies or services or prevent us from using important technologies or services, any of which could damage our business and financial condition.

We may not be able to provide Internet access for our dial-up access subscribers if our telecommunications carriers raise their rates or if they cease doing business with us.

     Our business substantially depends on the capacity, affordability and security of our telecommunications networks. Only a small number of telecommunications providers offer the network services we require. There has been significant consolidation in the telecommunications industry, and further consolidation could make us dependent on an even smaller number of providers. In addition, our telecommunications carriers may not be able to provide the capacity and security we require for our networks. Most of our telecommunications services are provided pursuant to short-term agreements that the providers can terminate or elect not to renew.

     Any or all of our current telecommunications service providers could decide not to provide us with service at rates acceptable to us, or at all, which would prevent us from being able to provide Internet access to our dial-up access subscribers. Our operating margins are sensitive to variations in prices of the telecommunications services we purchase. Our business could be harmed if minimum connection charges increase or become more prevalent. In addition, the availability and pricing of telecommunications services varies geographically, and we may not be able to obtain new or substitute telecommunications services in desired geographic areas on commercially reasonable terms, or at all.

We may lose customers if our service providers do not deliver acceptable service quality.

     We rely on telecommunications companies and other third parties to provide data communications capacity. These providers may experience disruptions in service or may have limited capacity, which could disrupt our services. If third-party service providers deliver unacceptable service or fail to provide the communications capacity we require, as a result of a natural disaster, operational disruption or other reasons, the quality of our Internet access service would suffer, and customers could experience service disruptions and might become dissatisfied with our Internet access service. We do not have control over the network reliability and the quality of service of these third parties and may not be able to provide consistently Internet access for our dial-up access subscribers. Any accident, incident or system failure that causes interruptions in our operations could have a material adverse effect on our ability to provide Internet services to our customers and, in turn, our business, financial condition and results of operations. In addition, if the third-party service provider from which we lease the use of nationwide POPs were to terminate its agreement with us and we were unable to locate an alternative access provider, we would be unable to offer nationwide Internet access to customers outside of the northeast United States.

Our operations require us to use significant resources in expanding and protecting our network infrastructure and computer equipment.

     Our operations depend upon the capacity, reliability and security of our network infrastructure. We will be required to expand our network infrastructure to accommodate increasing numbers of users and the range of information they may wish to access as we increase our operations. Expanding our network infrastructure will continue to demand significant financial, operational and management resources, and we may not be able to expand our network infrastructure to meet potential demand on a timely basis, at a commercially reasonable cost, or at all. Service interruptions could also occur if usage of our systems exceeds their capacity.

     The success of our operations also depends on our ability to protect our computer equipment against damage from fire, power failures, telecommunications outages, natural disasters and similar events. Our network infrastructure is vulnerable to break-ins, vandalism, security breaches and similar disruptions from unauthorized tampering with our computer systems. These or other problems caused by third parties could lead to material delays or interruptions in service to consumers, which would affect our reputation and business operations.

We rely on strategic relationships with third parties.

     We depend on agreements and arrangements with a variety of third party partners, including providers of high-speed access capability and other CLECs. The loss of any of our existing strategic relationships or any inability to create new strategic partnerships in the future would cause disruptions to our business, reduce any competitive advantages that these relationships may provide over our competitors and adversely affect our ability to expand our operations. In addition, some of the third parties with which we seek to enter into relationships may view us as a competitor and refuse to do business with us.

The legal and regulatory environment that pertains to the Internet is uncertain and may change.

     Uncertainty and new regulations relating to the dissemination of information over the Internet could increase our costs of doing business, slow the growth of the Internet or subject us to liability, any of which could adversely affect our business and prospects. There are currently few laws and regulations directly governing access to or commerce on the Internet. The legal and regulatory environment that pertains to the Internet is uncertain and may change.

     We may become subject to burdensome government regulation which could increase our costs of doing business and/or subject us to liability.

New and existing laws may be interpreted to cover issues which include:

o    content;

o    user privacy;

o    pricing controls;

o    consumer protection;

o    libel and defamation;

o    copyright and trademark protection;

o    characteristics and quality of services;

o    sales and other taxes; and

o    other claims based on the nature and control of Internet materials.

     In addition, changes in the regulatory environment relating to the Internet access industry, including regulatory changes which affect telecommunication costs or our proposed CLEC services, could increase the likelihood or scope of competition from local and regional telephone companies or others.

We may experience reduced revenue, loss of clients and harm to our reputation in the event of unexpected network interruptions caused by system failures.

     Our servers and software must accommodate a high volume of traffic. We have experienced minor system interruptions in the past and we believe that system interruptions may occur from time to time in the future. Any substantial increase in demands on our services will require us to spend capital and resources to expand and adapt our network infrastructure. If we are unable to add additional software and hardware to accommodate increased demand, we could experience unanticipated system disruptions and slower response times. Our business interruption insurance may not adequately compensate us for any losses that may occur due to any failures in our system or interruptions in our services.

If we are unable to attract and retain qualified management and other personnel, our business and operations could suffer.

     Our success depends on the personal efforts of our key personnel. The loss of the services of these individuals could have a material adverse effect on our business and prospects. As we pursue our strategy to grow through acquisitions our need for qualified personnel may increase further. In addition, employees of businesses we acquire in the future may terminate their relationships with these businesses after we acquire them. Our success also depends on our ability to hire and retain additional qualified management, marketing, technical, financial and other personnel. Competition for qualified personnel is intense, and we may not be able to hire or retain additional qualified personnel.

The market price of our common stock may be highly volatile.

     The market price of our common stock may be highly volatile, as has recently been the case with the securities of other companies, particularly Internet companies. Factors such as our operating results, announcements by us or our competitors, introduction of new products or technologies by us or our competitors and various factors affecting the securities markets generally may have a significant impact on the market price of our common stock. Since the conversion price of the series B convertible redeemable preferred stock that was the subject of our recent public offering is less than the market price of the common stock at the time of that offering, it will increase our net loss applicable to common shareholders by approximately $6,148,000 in the first quarter of 2000, which could affect the market price of our common stock. Additionally, in recent years the stock markets have experienced a high level of price and volume volatility, and market prices for the securities of many companies have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies.

Our common stock could be delisted from its trading market if we fail to maintain certain requirements.

     Our common stock is currently listed on the American Stock Exchange. In order to continue to be listed on the American Stock Exchange, we will be required to continue to achieve specified maintenance criteria. If we become unable to maintain the continued listing requirements at any time on the American Stock Exchange, our securities could be delisted, we might not qualify for inclusion on the Nasdaq SmallCap Market, and trading in the delisted securities, if any, would thereafter be conducted in the non-Nasdaq overthe-counter market. As a result, investors in our securities could find it more difficult to dispose of or obtain accurate quotations as to the market value of our securities.

     If we fail to keep our common or preferred stock on Nasdaq or the American Stock Exchange and the trading price were to fall below $5.00 per share, trading of the stock would become subject to the Securities and Exchange Commission's penny stock rules. The penny stock rules require additional disclosure by broker-dealers in connection with any trades involving penny stock. If any of our securities were deemed to be a penny stock, the additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our securities, which could severely limit the ability of purchasers in this offering to sell our securities in the secondary market.

We have a significant number of outstanding options, warrants and convertible securities which could depress the market price of our common stock and could interfere with our ability to raise capital in the future.

     As of April 3, 2000, we had outstanding options and warrants to purchase 4,214,343 shares of our common stock at exercise prices ranging from $2.00 to $13.85 per share. We have also granted repricing rights to purchase up to an aggregate of 141,200 additional shares of our common stock. We have outstanding 857,900 shares of preferred stock outstanding convertible into shares of our Common Stock at an initial price of $4.41 per share (equivalent to a conversion rate of 3.4 shares of common stock for each share of preferred stock). To the extent that the outstanding options, warrants or repricing rights are exercised, or the preferred stock is converted, dilution to the percentage of ownership of our stockholders will occur. Any sales in the public market of the shares underlying such options, warrants, repricing rights and convertible preferred stock may adversely affect prevailing market prices for our common stock. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of outstanding options and warrants can be expected to exercise them at a time when we would in all likelihood be able to obtain any needed capital on terms more favorable to us than those provided in the outstanding options and warrants.

We or certain of our suppliers may experience problems with the Year 2000.

     We depend on third party telecommunications and hardware suppliers and upon our access to and the uninterrupted operation of the Internet. We have not experienced any business interruptions or supplier delays from Year 2000 problems to date and have not discovered any Year 2000 problems in internal computer systems material to our operations. However, our business would be materially adversely effected if any interruptions in service result from an inability of third party systems or our internal computer systems to recognize the year 2000.

                                 USE OF PROCEEDS

     Assuming that all of the warrants held by selling stockholders are exercised, we will realize proceeds of approximately $11,510,300. We have agreed to pay certain expenses in connection with this offering, currently expected to be approximately $15,000. Proceeds will be used for working capital and potential acquisitions. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

                          DESCRIPTION OF CAPITAL STOCK

General

     We are authorized to issue 25,000,000 shares of common stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.01 per share. As of April 3, 2000, there were 5,213,091 shares of common stock outstanding and 875,900 shares of preferred stock outstanding designated as series B convertible redeemable preferred stock.

Common Stock

     The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are, and the shares of common stock issuable upon exercise of warrants held by selling stockholders will be, fully paid and nonassessable.

Preferred Stock

     We are authorized to issue 2,000,000 shares of preferred stock from time to time in one or more series, in all cases ranking senior to the common stock with respect to payment of dividends and in the event of the liquidation, dissolution or winding-up of our company. There are currently 875,900 shares of preferred stock outstanding, designated as series B convertible redeemable preferred stock. The Board has the power, without stockholder approval, to issue shares of one or more series of preferred stock, at any time, for such consideration and with such relative rights, privileges, preferences and other terms as the Board may determine, including terms relating to dividend rates, redemption rates, liquidation preferences and voting, sinking fund and conversion or other rights. The rights and terms relating to any new series of preferred stock could adversely affect the voting power or other rights of the holders of the common stock or could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company.

Series B Convertible Redeemable Preferred Stock

     General

     In January 2000, our Board of Directors approved the issuance of series B convertible redeemable preferred stock and the filing of a Certificate of Designation with the Secretary of State of the State of Delaware for a new series of preferred stock, $.01 par value, consisting of up to 1,250,000 shares. This description is only a summary of the terms of the series B convertible redeemable preferred stock that is qualified in its entirety by the rights, preferences and limitations set forth in the Certificate of Designation. If you wish to review further information regarding the preferred stock, see the rights, preferences and limitations set forth in the Certificate of Designation, a copy of which is attached as an exhibit to the registration statement relating to the sale of our series B convertible redeemable preferred stock.

     Ranking

     The preferred stock ranks senior to our common stock in right of payment of dividends and distributions upon liquidation, dissolution or winding up of our company. The preferred stock also ranks senior to any other class of preferred stock established in the future, unless the holders of a majority of the outstanding shares of this preferred stock vote in favor of the establishment of a class of preferred stock that ranks senior or equal to this preferred stock.

     Dividends

     Holders of shares of preferred stock will be entitled to receive annual cumulative dividends of $.60 per share, out of legally available funds, payable semi-annually on June 30 and December 31 of each year, commencing June 30, 2000. The dividends will be payable either in cash or in shares of common stock, in our sole discretion (except that dividends payable upon a redemption of the preferred stock will be payable only in cash). Dividends will accrue and are cumulative from the date of first issuance of the preferred stock and will be payable to holders of record as they appear on our stock books on the record dates to be fixed by the Board of Directors. The number of shares of common stock to be issued as a dividend will be based on the average closing sales price of the common stock on the five trading days immediately preceding the record date for each dividend. No fractional shares of common stock will be issued. Instead, we will pay the cash equivalent of any fractional share. We anticipate that payments of dividends on our preferred stock will be made by issuing additional shares of common stock for the foreseeable future.

     Liquidation Preference

     In the event of any liquidation, dissolution or winding up of our company, holders of shares of preferred stock will be entitled to receive, out of legally available assets, a liquidation preference of $15.00 per share, plus an amount equal to any accrued and unpaid dividends up to the payment date, before any payment or distribution will be made to the holders of common stock or any other capital stock that ranks junior to the preferred stock. Holders of shares of the preferred stock will not be entitled to receive any liquidation preference on their shares until the liquidation preference of any senior capital stock has been paid in full.

     Optional Redemption

     If at any time after the date of issuance of preferred stock, the closing sales price of the common stock has been $8.80 or more for any 15 consecutive trading days, we may, at our option, by giving notice to the holders of preferred stock at any time during the five business days after the last trading day in the 15 day trading period, redeem all of the preferred stock for $15.00 plus the amount of accrued and unpaid dividends.

     We will also have the option, at any time more than 180 days after the date of issuance of the preferred stock, to redeem all of the preferred stock for cash. The redemption price will depend on the date of the redemption, as follows:

     If the date of the redemption is more than 180 days after the date of issuance of the preferred stock, we may redeem all of the preferred stock for $22.50, plus the amount of accrued and unpaid dividends.

     If the date of the redemption is more than 12 months after the date of issuance of the preferred stock, we may redeem all of the preferred stock for $18.75, plus the amount of accrued and unpaid dividends.

     If the date of the redemption is more than 24 months after the date of issuance of the preferred stock, we may redeem all of the preferred stock for $17.25, plus the amount of accrued and unpaid dividends.

     If the date of the redemption is more than 36 months after the date of issuance of the preferred stock, we may redeem all of the preferred stock for $16.50, plus the amount of accrued and unpaid dividends.

     Conversion

     The preferred stock is convertible into shares of common stock at any time up to the day before the date fixed for redemption. Shares of common stock are issuable upon conversion of a share of preferred stock at an initial price of $4.41 (equivalent to a conversion rate of 3.4 shares of common stock for each share of preferred stock). The conversion rate is subject to adjustment for stock splits, reverse stock splits and other similar capitalization changes. Also, the conversion rate is subject to adjustment for the issuance of rights or warrants to holders of common stock entitling them to purchase common stock at a price below the then-current market price, and for extraordinary dividends to holders of stock junior or equal to the preferred stock. There are no other provisions protecting against dilution of preferred stock resulting from the sale of common stock at a price below the conversion rate or the then current market price of our securities. No fractional shares of common stock will be issued. Instead, we will pay the cash equivalent of any fractional shares.

     Voting Rights

     Generally, the holders of preferred stock will not be entitled to voting rights unless required by law or except as to matters affecting their rights as preferred stockholders, including the issuance of stock ranking on a parity with or senior to the preferred stock upon liquidation or dissolution of our company.

     If dividends on the preferred stock are in arrears and unpaid for six or more dividend periods (whether or not consecutive), then the Board of Directors will be increased by two members, who will be elected by the holders of the then-outstanding shares of preferred stock. These voting rights will continue until all dividends in arrears on the preferred stock are paid in full, or the preferred stock is redeemed. In any case, the voting rights will terminate if at any time there are fewer than 25,000 shares of preferred stock outstanding. After the voting rights are terminated, the terms of the directors elected by the preferred stockholders will terminate and the size of the Board of Directors will be reduced by two members.

     In connection with any vote where holders of preferred stock have the right to vote, each outstanding share of preferred stock will be entitled to one vote.

Public Warrants

     There are currently outstanding public warrants to purchase 1,840,000 shares of our common stock at a price of $4.80 per share at any time until May 13, 2003.

     We may redeem the public warrants at any time, upon notice of not less than 30 days, at a price of $.10 per public warrant, provided that the closing bid quotation of our common stock on all 20 trading days ending on the third day prior to the day on which we give notice has been at least $7.20. The public warrant holders shall have the right to exercise their public warrants until the close of business on the date fixed for redemption.

Transfer Agent and Warrant Agent

     The transfer agent and registrar for our common stock and series B convertible redeemable preferred stock and the warrant agent for our public warrants is American Stock Transfer and Trust Company, 40 Wall Street, New York, New York 10005.


                              SELLING STOCKHOLDERS

     An aggregate of 141,844 shares of our common stock may be offered and sold pursuant to this prospectus, comprised of 135,870 shares owned by certain selling stockholders who purchased such shares in our December 1999 private placement and 5,974 shares owned by a consultant. An aggregate of 40,196 shares of common stock issuable upon the exercise of private placement warrants may be offered and sold pursuant to this prospectus by certain of these selling stockholders and a placement agent who received private placement warrants in connection with the 1999 private placement. In addition, up to 311,300 shares of our common stock issuable upon exercise of underwriter's warrants may be offered by selling stockholders.

     Of the private placement warrants, 21,662 entitle the holders thereof to purchase one share of our common stock at an exercise price of $13.85 per share until March 2002 and 18,534 entitle the holders to purchase one share of our common stock at an exercise price of $6.07 per share until December 2002. Of the underwriter's warrants, 151,300 entitle the holders to purchase one share of our common stock at an exercise price of $6.60 per share until May 2003 and 160,000 entitle the holders to purchase one share of our common stock at an exercise price of $7.92 per share until May 2003.

     The following table sets forth certain information as of the date of this Prospectus relating to the selling stockholders. None of the selling stockholders has ever held any position or office with us or had any material relationship with us, except that Werbel-Roth Securities, Inc. was the underwriter of our initial public offering.

                                                                                             Shares Beneficially Owned
                                                                                                  After Offering
                                                                                                  --------------
                                               Shares Beneficially Owned     Shares Being
Name of Beneficial Owner                           Prior to Offering           Offered          Number        Percent
----------------------------------                 -----------------        -------------       ------        -------
Canadian Advantage Limited Partnership                 115,819                   84,024         40,460           *
Aberdeen Avenue LLC                                     94,438                   84,023         19,080           *
Merchant Bancorp of America                             13,615                    8,019          5,596           *
Werbel-Roth Securities, Inc.                           111,300                  111,300           --             --
Howard Roth                                             90,000                   90,000           --             --
Lawrence Feirstein                                      20,000                   20,000           --             --
Myron Sayer                                             10,000                   10,000           --             --
Comprehensive Capital Corporation                       80,000                   80,000           --             --
Martin Janis                                             5,974                    5,974           --             --

----------
*    Less than one percent.


     This table does not give effect to any shares of Common Stock that may be issuable upon exercise of certain repricing rights granted to Canadian Advantage Limited Partnership and Aberdeen Avenue LLC and which are offered hereby.


                              PLAN OF DISTRIBUTION

     Sales of the shares may be made from time to time by the selling stockholders. Such sales may be made on the American Stock Exchange and the Nasdaq SmallCap Market, in another over-the-counter market, or on another national securities exchange, any of which may involve crosses and block transactions, in privately negotiated transactions or otherwise or in a combination of such transactions at prices and on terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any shares covered by this prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act of 1933 or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this prospectus. Without limiting the generality of the foregoing, the shares may be sold in one or more of the following types of transactions:

     o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o an exchange distribution in accordance with the rules of such exchange;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resale.

     Brokers or dealers may receive compensation in the form of commissions, discounts or concessions from selling stockholders in amounts to be negotiated in connection with the sale. Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Compensation to be received by broker-dealers retained by the selling stockholders in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a supplement, to any person who purchases any of the shares from or through such dealer or broker.

     During such time as they may be engaged in a distribution of the shares the selling stockholders are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

     It is possible that a significant number of shares may be sold and, accordingly, such sales or the possibility thereof may have a depressive effect on the market price of our common stock.


                                  LEGAL MATTERS

     Blank Rome Tenzer Greenblatt LLP, New York, New York, will pass upon the validity of the common stock.


                                     EXPERTS

     Our financial statements as of December 31, 1999 and for the two years then ended incorporated by reference in this prospectus have been included in reliance upon the report of BDO Seidman, LLP, independent accountants, given upon the authority of that firm as experts in accounting and auditing.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     Frontline Communications Corporation has filed with the SEC, a Registration Statement with respect to the securities offered by this prospectus. This prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, portions of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to Frontline Communications Corporation and this offering, reference is made to the Registration Statement, including exhibits filed therewith, which may be read and copied at the SEC at Room 1024, Judiciary Plaza,

450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. You can obtain copies of these materials at prescribed rates from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our electronic filings made through the SEC's electronic data gathering, analysis and retrieval system are publicly available through the SEC's worldwide web site (http://www.sec.gov).

================================================================================


We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current only as of its date.

                                   ----------

                                TABLE OF CONTENTS


                                                                            Page
Incorporation of Certain Documents by Reference ............................
Prospectus Summary .........................................................
Risk Factors ...............................................................
Use of Proceeds ............................................................
Description of Capital Stock ...............................................
Selling Stockholders .......................................................
Plan of Distribution .......................................................
Legal Matters ..............................................................
Experts ....................................................................
Where You Can Find Additional Information ..................................


                                   ----------


================================================================================




================================================================================


                                2,428,936 Shares



                      FRONTLINE COMMUNICATIONS CORPORATION


                                  Common Stock



                                   ----------
                                   PROSPECTUS
                                   ----------









                                ___________, 2000


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

SEC registration                                                   $3,195.43

Printing and engraving costs                                           *

Legal fees and expenses                                                *

Accounting fees and expenses                                           *

Miscellaneous                                                          *

        Total                                                          *

----------
*    To be filed by amendment.


Item 15.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") contains the provisions entitling the Registrant's directors and officers to indemnification from judgments, fines, amounts paid in settlement, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Registrant. In its Certificate of Incorporation, the Registrant has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Registrant or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the DGCL as currently in effect, this provision limits a director's liability except where such director (i) breaches his duty of loyalty to the Registrant or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law,
(iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in Section 174 of the DGCL, or (iv) obtains an improper personal benefit. This provision does not prevent the Registrant or its stockholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

     The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Registrant shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as may from time to time be in effect. In addition, the By-Laws require the Registrant to indemnify, to the full extent permitted by law, any director, officer, employee or agent of the Registrant for acts which such person reasonably believes are not in violation of the Registrant's corporate purposes as set forth in the Certificate of Incorporation. At present, the

DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Registrant's best interests.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 16.  Exhibits

5    Opinion of Blank Rome Tenzer Greenblatt LLP *

23.1 Consent of BDO Seidman, LLP

23.2 Consent of Blank Rome Tenzer Greenblatt LLP (included in Exhibit 5) *

24 Power of Attorney (included in the signature page of this registration statement).

----------
*    To be filed by amendment.


Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act; and

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 and Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the City of Pearl River, State of New York, on April 14, 2000.

                                  FRONTLINE COMMUNICATIONS CORPORATION


                                  By: /s/ Stephen J. Cole-Hatchard
                                      ------------------------------------------
                                          Stephen J. Cole-Hatchard,
                                          Chief Executive Officer

     Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Stephen J. Cole-Hatchard, as his true and lawful attorney-in-fact and agent, with full power of substitution for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-3 of Frontline Communications Corporation and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                                      Title                             Date
---------                                      -----                             ----
/s/ Stephen J. Cole-Hatchard    Chief Executive Officer, President and       April 14, 2000
---------------------------     Director (Principal Executive Officer)
Stephen J. Cole-Hatchard

/s/ Nicko Feinberg              Chief Information Officer, Executive Vice    April 14, 2000
---------------------------     President of Technology and Director
Nicko Feinberg

/s/ Michael Olbermann           Executive Vice President of Operations and   April 14, 2000
---------------------------     Director
Michael Olbermann

/s/ Vasan Thatham               Chief Financial Officer and Executive Vice   April 14, 2000
---------------------------     President (Principal Accounting Officer)
Vasan Thatham

/s/ William A. Barron           Director                                     April 14, 2000
---------------------------
William A. Barron

/s/ Ronald C. Signore           Director                                     April 14, 2000
---------------------------
Ronald C. Signore